Exhibit 23.2

MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registrations statement on Form SB2 of Consolidation Services Inc, of our report dated March 14, 2007 on our audit of the financial statements of Consolidation Services Inc as of February 28, 2007, and the related statements of operations, stockholders’ equity and cash flows from inception January 26, 2007 through February 28, 2007 and for the period then ended, and the reference to us under the caption “Experts.”

/s/  Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
April 10, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7511 Fax (702)253-7501